Exhibit 99.1

FOR IMMEDIATE RELEASE:

For additional information contact:

Stuart Davis

Corporate EVP, Strategy and Communications

(703) 218-8269

stuart.davis@mantech.com

ManTech Completes the Acquisition of Sensor Technologies Inc.

Accretive Acquisition Strengthens U.S. Army Presence

FAIRFAX, Virginia, January 19, 2010 — ManTech International Corporation (Nasdaq:MANT) announced today that on January 15, 2010, it completed the acquisition of Sensor Technologies Inc. (STI) for $242 million in cash. Headquartered in Red Bank, NJ and founded in 1991, STI is a leading provider of mission-critical systems engineering and Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (C4ISR) services and solutions to the Department of Defense. STI’s largest customer is the U.S Army through several contracts, including its prime position on the S3 Indefinite Delivery/Indefinite Quantity contract, on which it has received more than $2.5 billion in task orders to date.

Lawrence B. Prior, III, ManTech President and Chief Operating Officer said, “On behalf of George Pedersen and our Board of Directors, I’d like to formally welcome Michael Gualario and the entire STI family to the ManTech team. Together, we can offer more support, innovation and value to our Army customer. Under Lou Addeo’s leadership, the Technical Services Group has begun integrating this strategic acquisition and has hired nearly 400 people on our recent $286 million win at the U.S. Army Electronic Proving Grounds, which position us for excellent growth in 2010.”

The Company expects that the acquisition will add about $450 million to its revenue and at least $31 million to its earnings before interest, taxes, depreciation and amortization (EBITDA) in fiscal year 2010, excluding the cash tax deferral associated with the 338(h)(10) election. The Company expects the acquisition to be accretive to its earnings per share in 2010 and will provide annual guidance for revenue, net income and earnings per share on its next earnings conference call, which is scheduled for February 24, 2010.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia with approximately 8,500 professionals, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community; the departments of Defense, State, Homeland Security and Justice; and other U.S. federal government customers. ManTech’s expertise includes systems engineering, systems integration, software development services, enterprise architecture, cyber security, information assurance, intelligence operations and analysis support, network and critical infrastructure protection, information operations and information warfare support, information technology, communications integration, global logistics and supply chain management, and service oriented architectures. The company operates in the United States and 40 countries. In 2008, BusinessWeek magazine chose ManTech for its ‘InfoTech 100’ listing representing the best performing tech companies in the world; Forbes.com named ManTech as one of the 400 Best Big Companies in the nation; and A-Space, a Web 2.0 enhanced collaboration tool that ManTech developed for the Intelligence Community was named one of the Top 50 Inventions of the Year by Time magazine. Also in 2008, GI Jobs magazine named ManTech a Top Ten Military Friendly Employer for the third year in a row. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts, or win recompetes; adverse results of U.S. government audits of our government contracts; risks associated with complex U.S. government procurement laws and regulations; adverse effect of contract consolidations; risk of contract performance or termination; failure to obtain option awards, task orders or funding under contracts; adverse changes in our mix of contract types; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; risks of financing, such as increases in interest rates and restrictions imposed by our credit agreement; risks related to an inability to obtain new or additional financing; and competition. These and other risk factors are more fully discussed in the section entitled “Risks Factors” in ManTech’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2009, and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission, including among others, its reports on Form 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.